U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                        SEC FILE NUMBER: 0-21210
                                                       CUSIP NUMBER: 62909R 10 2
     (Check One):

     [ ] Form 10-K [ ] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q
     [X] Form 10-QSB [ ] Form N-SAR

     For Period Ended: November 30, 2002
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     [    ] Transition Report on Form 10-K
     [    ] Transition Report on Form 20-F
     [    ] Transition Report on Form 11-K
     [    ] Transition Report on Form 10-Q
     [    ] Transition Report on Form N-SAR
     For  the Transition Period Ended:

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     READ ATTACHED  INSTRUCTION  SHEET BEFORE  PREPARING  FORM.  PLEASE PRINT OR
     TYPE.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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                                   NELX, INC.
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                             Full Name of Registrant


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                            Former Name if Applicable


                          300 Summers Street, Suite 970
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           Address of Principal Executive Offices (Street and Number)

                         Charleston, West Virginia 25301
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                            City, State and Zip Code

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PART II - RULES 12b-25 (b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]       (a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]       (b)  The subject annual report,  semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ]      (c)  The  accountant's  statement  or other  exhibit  required by Rule
               12b-25 (c) has been attached if applicable.

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PART III - NARRATIVE

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State below in reasonable detail the reasons why the subject Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant's recent engagement of Gordon, Hughs & Banks, LLP as its independent auditors, as disclosed in the Current Report on Form 8-K filed by the Registrant on July 22, 2002, prevented the Registrant from timely preparing the subject Quarterly Report on Form 10-QSB without unreasonable effort and expense. The Registrant intends to file the subject Quarterly Report on Form 10-QSB on or before the fifth calendar day following the prescribed due date.

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PART IV - OTHER INFORMATION

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(1) Name and telephone number of person to contact in regard to this notification

     John M. Jacobs                      304                      343-8171
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        (Name)                        (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                            [X] Yes  [   ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                                            [   ] Yes  [X]No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                   NELX, INC.
                                 --------------

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     January 14, 2002                 By:/s/John M. Jacobs
       ----------------------              --------------------
                                           John M. Jacobs
                                           President and Chief Executive Officer

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                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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